Exhibit 99.1

NEWS RELEASE

Lincoln Financial Group Reports First Quarter Earnings
Record-Breaking Total Net Flows and Retail Deposits
for Second Consecutive Quarter

Philadelphia, PA, May 4, 2004 — Lincoln National Corporation (NYSE:LNC), the parent company of the Lincoln Financial Group of companies, today reported net income of $130.5 million, or $0.72 per diluted share for its first quarter of 2004. By comparison, net income for the first quarter of 2003 was $41.6 million, or $0.23 per diluted share.

     Income from operations for the first quarter of 2004 was $175.3 million, or $0.97 per diluted share, compared with $104.8 million, or $0.59 per diluted share, in the first quarter of 2003. Return on equity for the quarter was 14 percent. The attached table reconciles net income to income from operations for the corporation and business segments.

     Consolidated domestic retail deposits, which include annuities, mutual funds, life insurance and other personal wealth accumulation products, reached record levels for the first quarter, at $4.9 billion, up 70 percent over the first quarter of 2003. Lincoln reported record consolidated domestic net flows for the quarter of $3.5 billion, up over 300 percent from the prior year quarter.

     “We are very gratified to see the hard work of our employees in building an industry-leading wholesaling company and top-tier product portfolio rewarded in the marketplace with record-breaking retail deposits and net flows,” said Jon A. Boscia, chairman and chief executive officer. “Our success is not driven by any single product or channel. We are executing well across multiple markets, products and channels.”

     The company outperformed analysts’ consensus, as reported to First Call, by $.06 per share, which was attributable to $10.2 million of contingent interest received in connection with mortgage loans that were paid in full during the quarter.

Lincoln Retirement

     Net income for the Retirement segment was $71.8 million, compared to $6.9 million for the first quarter of 2003. First quarter income from operations for the segment was $102.2 million, which was up 78 percent over the year ago period primarily due to higher account values and more favorable equity markets.

     The segment achieved record variable annuity deposits of nearly $1.9 billion and record annuity net flows in excess of $700 million for the quarter. “Our American Legacy® single-manager product and Lincoln ChoicePlusSM multi-manager product each reported record sales in the quarter. They were well received across multiple distribution channels and in key firms,” added Boscia.

Life Insurance

     Life insurance net income for the first quarter was $67.5 million versus $48.5 million for the same period a year ago. Income from operations for the segment was $74.8 million, up from $60.7 million in the first quarter of 2003.

     Retail sales were up 14.6 percent versus the year ago period, reflecting double-digit increases in term, whole life, universal life and MoneyGuard® products. “Despite the competitive pressures in the marketplace and historically low first quarter sales, our distribution and product breadth have allowed us to deliver the strongest first quarter sales on record,” said Boscia.

Investment Management

     The Investment Management segment reported net income of $10.0 million in the first quarter, compared to $1.0 million for the first quarter of 2003. The segment reported income from operations of $12.5 million for the quarter compared with income from operations of $1.3 million for the same period a year ago. Total sales for the segment reached a record $5.1 billion in the quarter and the segment achieved record net flows of $2.6 billion. “We are excited about the momentum within the Investment Management segment resulting in record-breaking sales and net flows,” added Boscia.

Lincoln UK

     For the first quarter, the UK segment’s net income was $5.9 million versus $6.8 million in the first quarter of 2003. Income from operations was $6.2 million, which compares with $6.8 million in the first quarter of 2003. “Lincoln UK results reflect the impact of negative equity markets for the quarter and seasonality related to the ongoing run-off of the in-force policies,” said Boscia.

Corporate and Other

     Corporate and Other, which includes financing, distribution expenses, and the results flowing from the reinsurance business sold in 2001, reported a net loss of $24.7 million for the first quarter versus a net loss of $21.6 million for the same period a year ago. The operating loss for the first quarter of 2004 was $20.4 million, versus an operating loss of $21.4 million in the first quarter of 2003. The distribution loss in the quarter improved over prior quarters due to increased sales in Lincoln Financial Distributors (LFD) and Lincoln Financial Advisors (LFA). “Along with driving record deposits and net flows, our industry-leading wholesale and retail distribution models continue to attract the best talent in the industry. Year-to-date, Lincoln Financial Distributors increased its wholesaler force by 26 positions. Many of these added wholesalers were experienced professionals formerly ranked in the top tier of other financial services companies. Lincoln Financial Advisors also increased its planner force by successfully integrating approximately 135 planners formerly with a large insurance competitor,” added Boscia.

     As of March 31, 2004, the book value of Lincoln National Corporation common stock, excluding accumulated other comprehensive income, was $27.99, compared with $25.94 a year ago. Book value, including accumulated other comprehensive income, was $34.36 compared with $30.66 a year ago. In the first quarter, 1.37 million shares were repurchased at a total cost of $64.8 million.

     Lincoln National Corporation will discuss the company’s first quarter results with investors in a conference call beginning at 10 a.m. (EDT) on

Wednesday, May 5, 2004. The company will also post its first quarter 2004 statistical supplement along with slides containing supporting data, on its Website, www.LFG.com.

     Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of nearly $110 billion and had consolidated revenues of nearly $5.3 billion in 2003. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

Contact:	Priscilla Brown
215 448-1422
Vice President, Investor Relations & Strategic Communications
investorrelations@LFG.com

Rob Fleener
215 448-1455
Director, Strategic Communications
mediarelations@LFG.com

     Definition of Income from Operations

     Income from operations represents after-tax results excluding, as applicable, realized gains or losses on investments and derivatives, cumulative effect of accounting changes, restructuring charges, reserve changes on business sold through reinsurance, gain on sale of subsidiaries and certain other items. Income from operations is an internal measure used by the company in the management of its operations. Management believes that this performance measure explains the results of the company’s ongoing operations in a manner that allows for a better understanding of the underlying trends in the company’s current business.

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the Quarter Ended March 2004	Retirement	Insurance	Management	UK	& Other	Total
Net Income	$71.8	$67.5	$10.0	$5.9	($24.7)	$130.5
Less:
Net realized gain/loss on investments and derivatives	(6.1)	(2.6)	(1.5)	(0.3)	0.2	(10.3)
Restructuring charges	(1.1)	(1.8)	(1.0)	—	(3.6)	(7.5)
Reserve development and related amortization on business sold through reinsurance	—	—	—	—	0.2	0.2
Net Change in Mark-to-Market on Reinsurance
Embedded Derivative/Trading Account
Securities	(1.4)	(0.2)	—	—	(1.1)	(2.7)
Cumulative effect of accounting change	(21.8)	(2.7)	—	—	—	(24.5)

Income from Operations	$102.2	$74.8	$12.5	$6.2	($20.4)	$175.3
Earnings per share (diluted)
Net Income						$0.72
Income from Operations						$0.97

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the Quarter Ended March 2003	Retirement	Insurance	Management	UK	& Other	Total
Net Income	$6.9	$48.5	$1.0	$6.8	($21.6)	$41.6
Less:
Net realized gain/loss on investments and derivatives	(50.5)	(8.6)	(0.3)	—	(0.1)	(59.5)
Restructuring charges	—	(3.6)	—	—	—	(3.6)
Reserve development and related amortization on business sold through reinsurance	—	—	—	—	(0.1)	(0.1)

Income from Operations	$57.4	$60.7	$1.3	$6.8	($21.4)	$104.8
Earnings per share (diluted)
Net Income						$0.23
Income from Operations						$0.59

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LINCOLN NATIONAL CORPORATION

Digest of Earnings

	For the Quarter Ended March 31
	2004	2003
Revenue	$1,259,030,000	$1,099,327,000
Net Income	$130,457,000	$41,589,000
Earnings Per Share (Basic)
Net Income	$0.73	$0.23
Earnings Per Share (Diluted)
Net Income	$0.72	$0.23
Average Number of Shares (Basic)	178,274,958	177,009,728
Average Number of Shares (Diluted)	181,214,395	178,327,663

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Forward-Looking Statements – Cautionary Language

Certain statements made in this press release are “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. These risks and uncertainties include, among others, subsequent significant changes in: the company (e.g., acquisitions and divestitures of legal entities and blocks of business – directly or by means of reinsurance transactions including the recently completed divestiture of LNC’s reinsurance business); financial markets (e.g., interest rates and securities markets); competitors and competing products and services; LNC’s ability to operate its businesses in a relatively normal manner; legislation (e.g., corporate, individual, estate and product taxation); the price of LNC’s stock; accounting principles generally accepted in the United States; regulations (e.g., insurance and securities regulations); and debt and claims-paying ratings issued by nationally recognized statistical rating organizations.

Other risks and uncertainties include: the risk that significant accounting, fraud or corporate governance issues may adversely affect the value of certain investments; whether necessary regulatory approvals are obtained (e.g., insurance department, Hart-Scott-Rodino, etc.) and, if obtained, whether they are obtained on a timely basis; whether proceeds from divestitures of legal entities and blocks of business can be used as planned; litigation, arbitration and other actions [e.g., a) adverse decisions in significant actions including but not limited to extracontractual and class action damage cases, b) new decisions which change the law, c) unexpected trial court rulings, d) unavailability of witnesses and e) newly discovered evidence]; acts of God (e.g., hurricanes, earthquakes and storms); whether there will be any significant charges or benefits resulting from the contingencies described in the footnotes to LNC’s consolidated financial statements; acts of terrorism or war; the stability of governments in countries in which LNC does business; and other insurance risks (e.g., policyholder mortality and morbidity).

The risks included here are not exhaustive. Lincoln National Corporation’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission include additional risks and factors which could impact LNC’s business and financial performance. Moreover, LNC operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the impact of all risk factors on LNC’s business or the extent to which any factor

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or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undo reliance on forward-looking statements as a prediction of actual results or a projection of earnings.

This press release was issued on May 4, 2004 and all information in this release is as of May 4, 2004. LNC undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in LNC’s expectations.